EXHIBIT 15

AMENDED AND RESTATED JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the shares of common stock, par value $0.001 per share, of H-Cyte, Inc. and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filing.

This Amended and Restated Joint Filing Agreement amends and restates in its entirety the previous Joint Filing Agreement delivered by certain of the Reporting Persons on February 25, 2020. This Amended and Restated Joint Filing Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Joint Filing Agreement on May 19, 2020.

FWHC Holdings, LLC By: HOA Capital LLC, its manager
By: /s/ J. Rex Farrior, III Name: J. Rex Farrior, III Title: Manager
FWHC Bridge Friends, LLC By: HOA Capital LLC, its manager
By: /s/ J. Rex Farrior, III Name: J. Rex Farrior, III Title: Manager HOA Capital LLC
By: /s/ J. Rex Farrior, III Name: J. Rex Farrior, III Title: Manager
/s/ J. Rex Farrior, III J. REX FARRIOR, III

FWHC Bridge, LLC
By: /s/ Todd R. Wagner Name: Todd R. Wagner Title: Manager
/s/ Todd R. Wagner TODD R. WAGNER

Signature Page to Amended and Restated Joint Filing Agreement